Exhibit 99.1

April  25, 2023

Franklin Financial Reports 2023  Q1 Earnings; Declares Dividend

CHAMBERSBURG, PA) Franklin Financial Services Corporation (the Corporation) (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank), reported consolidated earnings of $3.3 million ($0.75 per diluted share) for the first quarter and year-to-date period ended March 31, 2023, compared to $3.0 million ($0.67 per diluted share) for the first quarter and year-to-date period ended March 31, 2022, or a 9.3% increase over the comparable quarter, and an 11.9% EPS increase over the comparable quarter. For 2023, the Corporation had a $2.0 million increase in net interest income, which was partially offset by an increase of $529 thousand in the provision for credit losses, a decrease in noninterest income of $659 thousand, and an increase in noninterest expense of $753 thousand.

A summary of operating results for the first quarter and year-to-date 2023 are as follows:

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Net interest income was $12.8 million for the first quarter of 2023 compared to $10.8 million for the first quarter of 2022. The net interest margin increased to 3.41% for the first quarter of 2023 from 2.66% for the same quarter of the prior year. The increase in the 2023 net interest margin was due primarily to an increase in the yield on earning assets from 2.83% in 2022 to 4.38% in 2023 as all asset classes had higher yields in 2023. The cost of interest-bearing deposits rose from 0.15% for 2022 to 1.14% for 2023. Likewise, the total cost of deposits increased from 0.12% for 2022 to 0.92% for 2023 and was 1.02% as of March 31, 2023.

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Average earning assets for 2023 were $1.7 billion compared to $1.8 billion in 2022, a decrease of 5.5%. In 2023, the average balance of interest-earning cash balances decreased $114.3 million (72.3%) to support loan growth and to offset a decrease in average deposits during the year. The average balance of the investment portfolio decreased $55.4 million (10.5%), while the average balance of the loan portfolio increased $48.6 million (4.9%), over the prior year averages. Within the loan portfolio, average commercial loan balances increased $28.1 million during the year and residential mortgages increased $20.9 million. Total deposits averaged $1.5 billion for 2023, a decrease of $72.3 million (4.6%) from the average balance for 2022, reflecting deposit run-off of more than $64 million in December 2022. All deposit categories reported a year-over-year decrease in average balances, except for savings deposits.

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On January 1. 2023, the Bank adopted a new accounting standard for the calculation of its allowance for credit losses (ACL), referred to as the current expected credit loss (CECL) model. Upon adoption, the Bank recorded a decrease of $536 thousand to the ACL for loans, an increase of $411 thousand to the ACL for unfunded commitments (carried in Other Liabilities on the consolidated balance sheet), an increase of $98 thousand to retained earnings, and a deferred tax liability of $26 thousand. The provision for credit losses for the first quarter of 2023 was calculated using the CECL model, while the provision for loan losses for the first quarter of 2022 was calculated under the previous methodology. For the first quarter of 2023, the provision for credit losses was $592 thousand allocated between the provision for loans of $467 thousand and the provision for unfunded commitments of $62 thousand. The provision for loan loss expense for the first quarter of 2022 was $0. The ACL ratio for loans was 1.31% at March 31, 2023 compared to 1.35% at December 31, 2022. The ACL for unfunded commitments was $1.9 million compared to $1.5 million at December 31, 2022.

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Noninterest income totaled $3.2 million for the first quarter of 2023 compared to $3.9 million in the first quarter of 2022 (a decrease of 17.0%) and $3.6 million for the fourth quarter of 2022. The decrease year-over-year was due to a decrease of $181 thousand in gains on sale of mortgages and losses on the sale of investment securities of $602 thousand taken as part of a portfolio restructuring. The changes were partially offset by an increase of $186 thousand in loan service charges.

•

Noninterest expense for the first quarter of 2023 was $12.0 million compared to $11.3 million in the first quarter of 2022 (an increase of 6.7%) and $13.2 million for the fourth quarter of 2022. Contributing to the year-over-year increase was an increase of $570 thousand in salaries and benefits (primarily salaries due to a highly competitive labor market) and net occupancy increased $136 thousand from expenses associated with the new headquarters and operations center that was put in service in July 2022.

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The effective federal income tax rate was 6.3% for the first quarter of 2023 and reflects the benefit of a $280 thousand tax credit that was recorded during the quarter.  Without the tax credit, the effective rate would have been  14.3%.

Total assets at March 31, 2023 were $1.700 billion unchanged from December 31, 2022; however, the composition of the balance sheet changed since year-end.  Significant balance sheet changes since December 31, 2022, include:

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Short-term interest-earning deposits in other banks increased $21.6 million (45.9%) and the investment portfolio decreased $29.1 million (6.0%). Approximately $30 million of investments were sold during the quarter as part of a portfolio restructuring to take advantage of higher market interest rates.

•	The net loan portfolio increased $26.4 million (2.5%) over the year-end 2022 balance, primarily from an increase in commercial purpose loans of $31.5 from year-end 2022.

•

Deposits decreased $49.3 million (3.2%) over year-end 2022, primarily from a decrease in interest-bearing checking and money management accounts, that was partially offset by an increase in time deposits. The largest decrease occurred in municipal accounts, reversing much of the growth in these account deposits that occurred during 2022. Time deposits showed an increase of $16.2 million due to the addition of $8.6 million in brokered CDs and retail depositors seeking higher rates. The Bank’s cost of deposits has increased from .64% at December 31, 2022 to 1.02% at March 31, 2023. At March 31, 2023, the Bank estimated that approximately 92% of its deposits were FDIC insured or collateralized.

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At March 31, the Bank had borrowed $50.0 million from the Federal Reserve through the Bank Term Funding Program (BTFP) to temporarily support its liquidity position. The Bank has additional funding capacity in the BTPF, the Federal Reserve Discount Window and the Federal Home Loan Bank.

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Shareholders’ equity increased $9.4 million from December 31, 2022. Retained earnings increased $2.0 million in 2023 and accumulated other comprehensive income (AOCI) increased $7.3 million as the fair value of the investment portfolio increased during the year. At March 31, 2023, the book value of the Corporation’s common stock was $28.07 per share and tangible book value was $26.02 per share. In December 2022, an open market repurchase plan was approved to repurchase 150,000 shares over a one-year period and as of March 31, 2023, 8,752 shares have been repurchased in 2023 and 11,600 shares have been purchased under the approved plan. The Bank is considered to be well-capitalized under regulatory guidance as of March 31, 2023.

“I am pleased that, despite the continued choppiness of the economic news and forecasts, and the unprecedented climb in interest rates, the Corporation has finished the first quarter of 2023 in a comparatively stronger position than one year ago,” said Tim Henry, President and CEO. “In the near term we will continue to focus on and manage our liquidity while expecting to see more growth in our commercial loan portfolio and growth in fee income generated by our Investment & Trust Services team. The decline in deposits we experienced earlier in the year has moderated as a result of deposit rates moving in line with the market and, with 92% of our deposits FDIC insured or collateralized, our customers are not having to worry about the safety of their deposits. While we are disappointed that bank stocks have recently been out of favor with the market, we are pleased to continue to provide our shareholders with a solid dividend while still being able to invest funds back into the Corporation.”

On April 13, 2023, the Board of Directors of Franklin Financial Services Corporation declared a $0.32 per share regular quarterly cash dividend for the second quarter of 2023 to be paid on May 24, 2023, to shareholders of record at the close of business on May 5, 2023. This compares to a $0.32 per share regular cash dividend for the fourth quarter of 2022 and $.32 per share for the second quarter of 2022.

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.8 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties PA, and Washington County MD. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: changes in interest rates, changes in the rate of inflation, general economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of the coronavirus COVID-19 pandemic and responses thereto, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

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FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended
(Dollars in thousands, except per share data)	3/31/2023	12/31/2022	3/31/2022

Interest income	$16,583	$16,997	$11,534
Interest expense	3,746	2,392	726
Net interest income	12,837	14,605	10,808
Provision for credit loss expense	529	650	-
Noninterest income	3,225	3,610	3,884
Noninterest expense	12,019	13,196	11,266
Income before income taxes	3,514	4,369	3,426
Income taxes	222	652	414
Net income	$3,292	$3,717	$3,012

Diluted earnings per share	$0.75	$0.84	$0.67
Regular cash dividends declared	$0.32	$0.32	$0.32

Balance Sheet Highlights (as of )	3/31/2023	12/31/2022	3/31/2022
Total assets	$1,711,285	$1,699,579	$1,767,061
Investment and equity securities	458,154	487,247	511,969
Loans, net	1,063,337	1,036,866	985,927
Deposits	1,502,110	1,551,448	1,596,386
Shareholders' equity	123,583	114,197	137,136

Assets Under Management (fair value)
Investment and Trust Services	942,025	904,317	920,597
Held at third party brokers	124,483	116,398	111,742

	As of and for the Three Months Ended
Performance Ratios	3/31/2023	12/31/2022	3/31/2022
Return on average assets*	0.80%	0.84%	0.69%
Return on average equity*	11.33%	13.58%	7.96%
Dividend payout ratio	42.68%	37.77%	47.18%
Net interest margin*	3.41%	3.58%	2.66%
Net loans (charged-off) recovered/average loans*	0.00%	-0.56%	-0.01%
Nonperforming loans / gross loans	0.02%	0.01%	0.74%
Nonperforming assets / total assets	0.01%	0.01%	0.42%
Allowance for credit losses / loans	1.31%	1.35%	1.50%
Book value, per share	$28.07	$26.01	$30.77
Tangible book value (1)	$26.02	$23.96	$28.75
Market value, per share	$29.64	$36.10	$33.58
Market value/book value ratio	105.59%	138.79%	109.13%
Market value/tangible book value ratio	113.91%	150.67%	116.82%
Price/earnings multiple*	9.88	10.74	12.53
Current quarter dividend yield*	4.32%	3.55%	3.81%
* Annualized
(1) NonGAAP measurement. See GAAP versus NonGAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

NonGAAP
(Dollars in thousands, except per share)	As of	As of	As of
	March 31, 2023	December 31, 2022	March 31, 2022
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$123,583	$114,197	$137,136
Less intangible assets	(9,016)	(9,016)	(9,016)
Tangible book value (non-GAAP)	114,567	105,181	128,120

Shares outstanding (in thousands)	4,403	4,390	4,457

Tangible book value per share (non-GAAP)	26.02	23.96	28.75